Exhibit 10.4

Annex D

Chart of Structure of PMC Commercial Trust and its Subsidiaries after the Merger

1.	Following the Merger, CIM Urban Partners GP, LLC and CIM Urban REIT, LLC will own PMC Commercial Trust Common Shares and PMC Commercial Trust Preferred Shares representing approximately 97.8% of the total outstanding PMC Commercial Trust Common Shares (assuming conversion of the PMC Commercial Trust Preferred Shares). The pre-Merger Common Shareholders of PMC Commercial Trust will own the remaining 2.2% of the total outstanding PMC Commercial Trust Common Shares (assuming conversion of the PMC Commercial Trust Preferred Shares).